Exhibit 99.3

Consent of Director

IAC Holdings, Inc. (the “Company”) is filing a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a member of the board of directors of the Company (effective following the completion of the separation of the businesses of Match Group, Inc. from the remaining businesses of IAC/InterActiveCorp, as contemplated in the Registration Statement) in the Registration Statement and any prospectus contained therein and any amendment or supplement thereto.  I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments related thereto.

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IN WITNESS WHEREOF, the undersigned has executed this consent as of June 16, 2020.

/s/ Barry Diller
Barry Diller

[Signature Page to Consent]